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                                                                Exhibit 10.21


                              EMPLOYMENT AGREEMENT

                  AGREEMENT made as of the 1st day of April, 1997, between Polo Ralph Lauren, L.P., a Delaware limited partnership (the "Company"), and David J. Hare (the "Executive").

                  The Executive is presently employed as President of Polo Retail Corporation ("PRC"), a Delaware corporation, in which the Company's subsidiary presently owns a 50% interest.

                  The Company or its successor will assume ownership of the remaining 50% interest in PRC as a result of a series of related transactions including among them, those referred to in those certain Stock Purchase Agreements, dated as of March 21, 1997, by and between Polo Ralph Lauren Retail Corp. and Polo Ralph Lauren Retail Corporation on the one hand and Executive on the other.

                  The Company wishes to retain the services of Executive in connection with its Retail Group and the Company recognizes that the Executive's contribution to the growth and success of the Company will be substantial. The Company desires to provide for the continued employment of the Executive and to make employment arrangements which will reinforce and encourage the attention and dedication to the Company of the Executive as a member of the Company's management, in the best interest of the Company. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

                  In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

                  2. Term. The employment of the Executive by the Company as provided in Section 1 pursuant to this Agreement will be effective on the date hereof. Executive will serve at the direction and pleasure of the board of directors of the Company's General Partner (such board or such other managing board or committee as is vested with authority to hire and/or discharge executive officers of the Company hereinafter referred to as the "Board").
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                  3. Position; Place of Business.

                           (a) Title and Duties. The Executive shall serve as
President and Chief Operating Officer of PRC and shall have responsibilities as Group President of the Company's domestic free-standing Polo Ralph Lauren and Polo Sport Stores and such other responsibilities as may from time to time be assigned to the Executive by the Board or the Chairman or Vice Chairman that are consistent with the responsibilities, duties and authority of the Group President. All employees in the Group will directly or indirectly report to Executive; provided that Executive acknowledges that certain individuals in the creative area or others with dual corporate functions may have additional reporting responsibilities outside the Group. The Executive shall devote substantially all his working time and efforts to the business of the Company.

                           (b) Place of Business. The Executive shall, within a
reasonable time period, relocate to and be based in the metropolitan New York City area and his offices shall be located in New York City unless Executive otherwise agrees. Company shall reimburse the Executive for his relocation expenses from Denver, Colorado as provided in Schedule I attached hereto. Executive shall travel as required from time to time in performance of his employment.

                  4. Compensation and Related Matters.

                           (a) Base Salary. During the period of the Executive's
employment hereunder, the Company shall pay to the Executive an annual base salary ("Base Salary") of $750,000. Such salary shall be paid in substantially equal installments on a basis consistent with the Company's payroll practices and shall be subject to review by the Board in accordance with the Company's policies for executive officers.

                           (b) Incentive Compensation. Executive shall
participate as a Group President in the Company's Executive Incentive Plan as in effect from time to time and any plan substituted therefor.

                           (c) Expenses. During the term of the Executive's
employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                           (d) Other Benefits. During the term of Executive's
employment hereunder, Executive shall be entitled to participate in or receive benefits at the level of a Group President under any medical, pension, profit sharing or other
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employee benefit plan or arrangement generally made available by the Company now or in the future to its executives and key management employees (or to their family members), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive acknowledges that unless directed by the Board or made available pursuant to a future plan which specifically applies to Executive by naming him individually or which specifically applies to a class of officer or employee which includes Executive, his benefits do not include the supplemental deferred compensation arrangements which the Company makes available to certain other key executives currently. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to paragraph (a) of this Section .

                           (e) Vacations. The Executive shall be entitled to
vacations and holidays on a basis consistent with that offered to executive officers of the Company.

                           (f) Automobile. Company shall provide Executive with
use of a leased automobile and the cost of repairs and insurance therefor in accordance with its automobile policy for executive officers. The lease rate for such automobile initially shall not exceed $1,250 per month. Executive may elect to receive $1,250 monthly in lieu of the foregoing.

                  5.       Termination.

                           (a) Termination by Company. The Executive's
employment hereunder may be terminated by the Board at any time with or without cause.

                           (b) Termination by the Executive. The Executive may
terminate his employment hereunder at any time for Good Reason or otherwise. For purposes of this Agreement, "Good Reason" shall mean (A) a diminution of Executive's title or duties such that they become inconsistent with those of the senior operating officer of the Company's domestic Polo Ralph Lauren and Polo Sport free-standing store group; (B) a reduction by the Board of the Executive's Base Salary; (C) Executive shall no longer report to the Company's Chairman or Vice Chairman or the person (irrespective of title) who succeeds to the principal responsibilities currently assumed by the Vice Chairman and to whom the Company's Group Presidents report; or (D) a failure by the Company to comply with any material provision of this Agreement which has not been cured within fifteen (15) days after notice of such noncompliance has been given by the Executive to the Company. A Group President under the Company's current structure is the senior operating officer of a significant business unit who reports to the Company's chief operating officer. Any exercise of rights pursuant to clauses (A), (B), (C) or (D) of this paragraph 5(b) shall be exercised within one hundred eighty (180) days of the date Executive becomes aware of the action giving rise to such rights.
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                           (c) Any termination of the Executive's employment by
the Company or by the Executive (other than termination pursuant to Section 6(d)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. If termination is pursuant to Sections 6(d)(ii)-(iii) or 5(b) hereof, the "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  6. Compensation Upon Termination.

                           (a) If Company shall terminate Executive's employment
for any reason other than an Enumerated Reason as set forth in Section 6(d) hereof or if Executive resigns for Good Reason pursuant to Section 5(b) hereof, then so long as Executive complies with Sections 8(b) and (c) hereof Executive shall be entitled to the following:

                                  (i) Continued Base Salary payments through
         March 31, 2002 (less applicable withholdings) or for a period of twenty-four (24) months from the date of termination, whichever is later (the "Severance Period"), at the rate and in the manner in effect on the date of termination (provided, if Executive terminates his employment for Good Reason because of a reduction in his Base Salary, then the rate payable shall be that in effect prior to the reduction);

                                  (ii) Payment (less applicable withholdings),
         in the manner then in effect and through the end of the then current fiscal year, of any incentive or bonus program in effect for Executive on the date of termination notwithstanding any contrary provisions within any such plan or program;

                                  (iii) Continued participation in the Company's
         health benefit plans, during the Severance Period, if permitted under the terms of such plans provided if Executive is provided with similar coverage by a successor employer, any such coverage by the Company shall cease;

                                  (iv) Continued use of his Company automobile
         until the then existing auto lease term expires; and

                                  (v) Waiver of the collateral interest securing
         return to the Company of premiums for Executive's existing Split Dollar Life Insurance Policy.

                           (b) If the Executive's employment is terminated by
his death, the Company shall pay Base Salary due to the Executive through the date of
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his death plus any incentive or bonus payment payable upon death pursuant to the provisions of the plan or program therefor.

                           (c) If the Executive's employment shall be terminated
by the Company pursuant to Section 6(d)(ii) or (iii) for an Enumerated Reason or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement but Executive shall be bound by Sections 8(b) and (c) hereof. Notwithstanding the foregoing, at any time prior to March 31, 1998, Executive may resign for any reason (other than in connection with the events described in clause (2) of Sections 6(d)(iii) hereof) and Executive shall be entitled to receive continued base salary payments for a period of twenty-four (24) months from the date of termination. Except as provided in Sections 6(a), (b) and (c), Executive shall have no further rights to compensation or benefits upon termination.

                           (d) The term "Enumerated Reason" with respect to
termination by the Company of Executive's employment shall mean any one of the following reasons:

                           (i) Death. The Executive's employment hereunder shall terminate upon his death.

                           (ii) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.

                           (iii) Cause. The Company shall have "Cause" to terminate the Executive's employment hereunder upon (1) the willful and continued failure by the Executive for ten (10) consecutive days to substantially perform his duties hereunder after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has willfully not substantially performed his duties, or (2) Executive's conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) constituting a felony or (3) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, as defined in Section
         8). For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in
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         good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a Notice of Termination, as defined in Section 5(c) hereof, from the Board finding that in the good faith opinion of the Board the Executive was guilty of any of the conduct set forth above in clauses (1)-(3) hereof, and specifying the particulars thereof in detail.

                  7. Mitigation. Except as provided in Section 6(a)(iii), Executive shall have no duty to mitigate the payments provided for in Section 6 by seeking other employment or otherwise and such payments shall not be subject to reduction for any compensation received by Executive from employment in any capacity following the termination of Executive's employment with the Company.

                  8. Noncompetition.

                           (a) Executive agrees not to accept other employment
prior to the termination of Executive's employment with the Company without the written approval of the Board.

                           (b) Executive agrees that for the duration of his
employment and for a period of twenty-four (24) months from the date of termination thereof and any additional period while Executive is receiving payments hereunder, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Company or its subsidiaries or affiliates any person who is an employee of any of such companies.

                           (c) Executive agrees that for the duration of his
employment and for a period of twenty-four (24) months from the date of termination thereof and any additional period while Executive is receiving payments hereunder, Executive will take no action which is intended, or would reasonably be expected, to harm, the Company or any of its subsidiaries or affiliates or their reputation or which would reasonably be expected to lead to disparaging publicity to the Company or any of its subsidiaries or affiliates.

                  9. Successors: Binding Agreement.

                           (a) The Company will require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in
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this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                           (b) This Agreement and all rights of the Executive
hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                  10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, and faxed on the same day it is mailed return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                           Mr. David J. Hare
                           476 Westwood Drive
                           Denver, Colorado 80206
                           Facsimile No.:  303-398-7588

                  with a copy to:

                           Richard I. Brown, Esq.
                           Haligman and Lottner
                           First Interstate Tower North
                           633 Seventeenth Street
                           Suite 2700
                           Denver, Colorado 80202-3635
                           Facsimile No.:  303-292-1300

                  If to the Company:

                           Polo Ralph Lauren, L.P.
                           650 Madison Avenue
                           New York, New York 10022
                           Attention:  General Counsel
                           Facsimile No.:  212-318-7183
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or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

                  12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of
Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the date of termination pursuant to Section 6 during the pendency of any dispute or controversy arising under or in connection with this Agreement. Fees and expenses payable to the American Arbitration Association and the arbiter shall be shared equally by the Company and by the Executive but the parties shall otherwise bear their own costs in connection with the arbitration; provided that the arbitrator shall be entitled to include as part of the award to the prevailing party the reasonable legal fees and expenses incurred by such party an amount not to exceed $25,000.

                  15. Prior Agreement; Entire Agreement. Payments under the Employment Agreement, dated as of February 1, 1993 between PRC and Executive (the "Prior Agreement") shall continue to accrue through and including March 31, 1997; provided, that in lieu of incentive compensation for the period beginning
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February 1 through March 31, 1997 pursuant to Section 5(b) of such agreement,
Executive shall be entitled to 1/6 the incentive compensation earned by him thereunder for the fiscal year ended January 1, 1997. Other than with respect to payments earned prior thereto, which shall be paid by PRC when payable, beginning April 1, 1997 the Prior Agreement shall be terminated and all matters between the Company and PRC, on the one hand, and the Executive, on the other, shall be governed by this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the ____ day of March, 1997.

                               POLO RALPH LAUREN, L.P.

                               By:   /s/ Michael J. Newman
                                  ----------------------------------------

                                      /s/ David J. Hare
                               -------------------------------------------
                               Executive:  David J. Hare

Agreed:

Polo Retail Corporation

By:  Richard I. Brown
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                                                                      Schedule I

                      Relocation Expenses to be Reimbursed

         Reasonable and necessary costs of relocation as follows:

         1.       Sale of Home

                  -        Realtor/broker commission
                  -        Attorney's fees
                  -        Recording fees, if any
                  -        transfer taxes, if any
                  -        other customary closing costs of Seller, if any

         2. Moving costs - Company will arrange and pay for the costs of moving household belongings, automobiles and pets.

         3.       Purchase of home

                  - reasonable actual costs of home search and relocation including travel expenses for family
                  -        inspection fee
                  -        survey, appraisal, credit report
                  -        attorney's fees
                  -        title insurance

         Company will select and pay for up to two appraisers acceptable to Executive to appraise the value of his Denver home. Executive will thereafter keep Company fully apprised of the progress and details of the sale of his home (and Company may at its option assume responsibility for the sale) and Company will reimburse Executive for any shortfall upon sale from the appraised value of home (or, if more than one appraisal, the average of two appraisals). If Executive is prepared to close on the purchase of a new home prior to the sale of the Denver home, Company will provide temporary financing (up to the appraised value of the Denver home less outstanding mortgage) to assist in the purchase. Company will also reimburse Executive for the Denver home costs of interest, real estate taxes and home insurance pending sale.